EXHIBIT 99.3

Letter to Clients

DORAL FINANCIAL CORPORATION

Offer to Exchange

Up to           Shares of Doral Financial Corporation Common Stock for up to $      Liquidation Preference of the Issued and Outstanding Shares of Doral Financial Corporation 4.75% Perpetual Cumulative Convertible Preferred Stock (CUSIP No. 25811P704)

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON          , 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

          , 2009

To Our Clients:

Enclosed for your consideration is the prospectus, dated          , 2009 (the “prospectus”), the consent solicitation statement (the “consent solicitation statement”) and the accompanying letter of transmittal, relating to the offer of Doral Financial Corporation (the “Company”) to exchange up to $      liquidation preference of properly tendered and accepted shares of its 4.75% Perpetual Cumulative Convertible Preferred Stock (“convertible preferred stock”) for newly issued shares of its common stock, par value $0.01 per share (the “common stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the prospectus.

In addition to the exchange offer, the Company is seeking the consent of holders of shares of the convertible preferred stock to amend of the certificate of designation of our convertible preferred stock (the “Convertible Preferred Stock Amendment”). The Convertible Preferred Stock Amendment will eliminate the requirement that full dividends in arrearages on the Convertible Preferred Stock must have been declared and paid before we redeem, repurchase or otherwise acquire for consideration shares of the Company’s noncumulative preferred stock. The affirmative written consent of holders of two-thirds of the outstanding shares of convertible preferred stock is required to approve the Convertible Preferred Stock Amendment. In order for shares of convertible preferred stock to be validly tendered, the Company is requiring holders of shares of convertible preferred stock that participate in the exchange offer to grant their consent to such modifications. See “The Exchange Offer — Convertible Preferred Stock Consent” in the prospectus.

The terms and conditions of the exchange offer are set forth in the prospectus and the related letter of transmittal. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, for each share of convertible preferred stock tendered and accepted for exchange we are offering           shares of common stock. Because the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected above.

We will issue no more than           shares of our common stock in the exchange offer. Depending on the number of shares of our convertible preferred stock tendered in the exchange offer and the exchange ratio determined as described above, we may have to prorate tendered shares of convertible preferred stock to remain within this limit.

The Company will not issue fractional shares of its common stock in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash based upon a price per share of common stock of $     .

We are the holder of the convertible preferred stock held for your account. A tender of such convertible preferred stock can be made only by us as the holder pursuant to your instructions. The enclosed specimen letter of transmittal is furnished to you and for your information only and cannot be used by you to tender shares of convertible preferred stock held by us for your account.

Your attention is directed to the following:

1.	Upon the terms and subject to the conditions described in the prospectus and the letter of transmittal, the Company will issue shares of common stock to exchange up to $ liquidation preference of properly tendered and accepted shares of convertible preferred stock.

2.	The consent solicitation statement.

3.	The exchange offer is subject to conditions set forth in the section of the prospectus entitled “The Exchange Offer — Conditions of the Exchange Offer.”

4.	Any transfer taxes incident to the transfer of the convertible preferred stock from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the letter of transmittal and the section of the prospectus entitled “The Exchange Offer — Transfer Taxes.”

5.	The exchange offer expires at 11:59 P.M., New York City time, on , 2009, unless otherwise extended or earlier terminated by the Company.

If you wish to tender your shares of convertible preferred stock or deliver a consent pursuant to the consent solicitation statement, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Such instruction form should be returned to us as promptly as possible in order to permit sufficient time to allow us to make a tender on your behalf in accordance with the provisions of the exchange offer.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by Doral Financial Corporation with respect to its convertible preferred stock.

This will instruct you to tender the convertible preferred stock held by you for the account of the undersigned, and to deliver the related consent, upon and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

☐	Please tender the convertible preferred stock and deliver the related consent held by you for my account as indicated below:

Aggregate liquidation preference of convertible preferred stock: $

☐	Please do not tender any convertible preferred stock held by you for my account.

☐	Please deliver a consent pursuant to the convertible preferred stock, but do not tender my shares for exchange. I understand that shares of convertible preferred stock corresponding to my consent will be deposited with the exchange agent for duration of the exchange offer.

Dated:  , 2009

SIGN HERE

Signature(s)
Please print name(s) here
Address(es)
Area Code and Telephone Number
Tax Identification or Social Security No(s).

None of the shares of convertible preferred stock held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all convertible preferred stock held by us for your account.

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